Exhibit 3.110

A811091 A811091

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ARKWIN INDUSTRIES, INC.

Under Section 805 of the New

York Business Corporation Law

Pursuant to the provisions of Section 805 of the New York Business Corporation Law, the undersigned, the President and Secretary hereby certify:

FIRST: The name of the Corporation is

ARKWIN INDUSTRIES, INC.

SECOND: That the Certificate of Incorporation of the corporation was filed by the Department of State, Albany, New York on the 7th Day of November, 1951.

THIRD: That the Restated Certificate of Incorporation of the Corporation was filed by the Department of State, Albany, New York, on the 10th day of July, 1967.

FOURTH: That the amendment to the Certificate of Incorporation effected by this Certificate is as follows:

Article FOURTH of the Certificate of Incorporation, relating to the authorized stock of one million (1,000,000) shares with a $.10 par value, of which two hundred (200) shares are now issued and outstanding of the Corporation is hereby amended to read as follows:

“FOURTH: The number of shares are two hundred (200) shares with no par value.”

FIFTH: That each share with a par value of $.10 shall be converted into one share with no par value.

The adoption of said amendment was by the unanimous written consent of the sole shareholder of the Corporation.

IN WITNESS WHEREOF, we have hereunto set our names and affirm that the statements made herein are true under the penalties of perjury, this 30th day of October, 1981.

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